Exhibit 21

STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 2010 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary).

Jurisdiction of

Name of Subsidiary

Incorporation

Associated American Industries, Inc.

Texas

ATC-Frost Magnetics, Inc.

Canada

Custom Hoists, Inc.

Ohio

Nor-Lake, Incorporated

Wisconsin

S. I. de Mexico S.A. de C.V.

Mexico

Snappy Air Distribution Products, Inc.

Delaware

Standex Air Distribution Products, Inc.

Delaware

Standex Electronics, Inc.

Delaware

Standex Electronics (U.K.) Limited

United Kingdom

Standex Engraving L.L.C.

Virginia

Standex Europe B.V.

The Netherlands

Standex Financial Corp.

Delaware

Standex Holdings Limited

United Kingdom

Standex International GmbH

Germany

Standex International Limited

United Kingdom

Standex (Ireland) Limited

Ireland

 SXI Limited

Canada